EXHIBIT 10.4.1
TERMINATION OF SUBLEASE
     This Termination of Sublease (“Termination”) is entered into as of the 22nd day of January, 2007 (“Effective Date”), by and between XenoPort, Inc. (“Sublandlord”), and Ilypsa, Inc. (“Subtenant”).
     WHEREAS, Subtenant and Sublandlord are parties to that certain sublease dated as of April 30, 2004, (together with Exhibits thereto, the “Sublease”), covering 20,489 rentable square feet at 3410 Central Expressway, Santa Clara, California (the “Subleased Premises”); and
     WHEREAS, it is the desire of the parties hereto to terminate the Sublease effective as of the Termination Date (as hereinafter defined).
     NOW THEREFORE, in consideration of the foregoing and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, Sublandlord and Subtenant hereby agree as follows in the numbered paragraphs hereinafter. (All capitalized terms used herein and not otherwise defined in this Termination shall have the meanings set forth in the Sublease):
     1. Termination of Sublease. The Sublease shall hereby be terminated effective January 31, 2007 (the “Termination Date”).
     2. Rental Obligations. Subtenant acknowledges and agrees that, in addition to its obligations under this Termination, it shall continue to be obligated under the terms and conditions of the Sublease for payment of rent up to and including the Termination Date. Furthermore, all utilities and costs and expenses for which Subtenant is directly responsible with respect to the Subleased Premises, shall be paid in full as of the Termination Date.
     3. Surrender of the Premises. Subject to the terms and conditions of this Termination, Subtenant shall surrender the Subleased Premises, and Sublandlord agrees to accept the Subleased Premises, in the same condition as received by Subtentant as of the Commencement Date, reasonable wear and tear and damage by casualty or condemnation excepted. As of the Termination Date, Subtenant shall have delivered to Sublandlord a copy of the appropriate closure report (final report submitted to the appropriate licensing authority showing applicable licensed areas ready to be closed by the licensing authority) for each of: the Radioactive Material License; the Hazardous Waste Generators Permit; and the Medical Waste Generators Permit. As of the Termination Date, Subtenant shall have completed the removal or reconfiguration of certain Subtenant improvements or alternations, and make other mutually-agreeable changes, if any, to the specified Subleased Premises, in each case solely as set forth on Exhibit A hereto. Each of the parties represents and warrants that to their respective knowledge, Exhibit A constitutes a complete and sufficient listing to return the Subleased Premises to the same condition as received by Subtentant as of the Commencement Date, reasonable wear and tear and damage by casualty or condemnation excepted.
     4. Governmental Agency Closure Letters. Prior to the Termination Date, Subtenant shall obtain the appropriate closure letters from the relevant government agencies with respect to the Hazardous Waste Generators Permit and the Medical Waste Generators Permit, and shall provide copies thereof to Sublandlord. After the Termination Date, Subtenant shall use commercially reasonable efforts to promptly obtain the appropriate closure letter from the relevant government agency with respect to the Radioactive Material License (the “Radioactive Closure Letter”) and to promptly provide Sublandlord with copies thereof. It shall be Subtenant’s obligation to obtain such Radioactive Closure Letter and deliver a copy thereof to Sublandlord, and upon Sublandlord’s receipt of such Radioactive Closure Letter, Sublandlord shall then promptly return to Subtentant the remaining 50% retained from the Security Deposit, as set forth in Section 5.
     5. Security Deposit. Sublandlord agrees to return to Subtenant Thirty-Five Thousand Dollars ($35,000) (representing 50% of the Security Deposit in the aggregate amount of Seventy Thousand Dollars

($70,000.00)) provided (i) Subtenant has vacated the Subleased Premises prior to the Termination Date pursuant to the terms of paragraph 3 above, and (ii) Subtenant is not in default under the Sublease as of the Termination Date and has paid Sublandlord all rent and other expenses arising out of the Sublease through the Termination Date. Pursuant to Section 4, Sublandlord shall promptly return to Subtenant the retained Thirty-Five Thousand Dollars ($35,000) (representing the remaining 50% of the Security Deposit) upon Sublandlord’s receipt of the Radioactive Closure Letter.
     6. Governing Law. This Termination shall be governed by and construed and enforced in accordance with the laws of the State of California.
     7. Counterparts. This Agreement may be executed in two or more counterparts, which when taken together shall constitute one and the same instrument. The parties contemplate that they may be executing counterparts of this Agreement transmitted by facsimile and agree and intend that a signature by facsimile machine shall bind the party so signing with the same effect as though the signature were an original signature.
     8. Broker. Sublandlord and Subtenant represent to each other that neither is obligated to compensate any broker in connection with the negotiation or execution of this Termination. Sublandlord and Subtenant shall indemnify and hold each other harmless from and against any loss, cost, expense or damage arising from any claim for commission or other compensation made by any broker claiming by, through or under such indemnifying party.
     9. Due Authority. Each party represents that each of the persons executing this Termination on behalf of that party represents and warrants that they have the authority to bind the party for when they are signing.
     10. Entire Agreement. This Termination and the Sublease to the extent applicable, contain the entire agreement of the parties with regard to the subject matter hereof and there are no other understandings, written or oral, between the parties relating to the subject matter of this Termination.
     IN WITNESS WHEREOF, said parties have duly executed this Termination as of the Effective Date.

SUBTENANT:		SUBLANDLORD:

Ilypsa, Inc.,		XenoPort, Inc.,
a Delaware Corporation		a Delaware Corporation

/s/ William D. Waddill		/s/ William G. Harris

By:	William D. Waddill	By:	William G. Harris

Its:	Senior Vice President, CFO	Its:	Senior Vice President of Finance and Chief Financial Officer

Date: January 22, 2007		Date: January 22, 2007

EXHIBIT A
Lab 1250 — Replace 2 sections of removed shelving along the wall at all three benches.
Room 1255 — Correct or remove signage. Remove the shower and repair the tile or remove a section of the tile and repair the wallboard.
Rooms 1262 / 1264 — Replace wall.
Cubicle 2129 — Return this and all built-in cubicle spaces to original configuration.
Labs 2125 / 2127 — Re-hang safety glass trays and dirty glass holders at each lab opening.
Lobbies 1222 / 2142 planters — Return to original condition with plants.
Lab 2128 and Lab office 1269 — Repair damaged floor tiles.
General:
Lighting — Replace florescent lights mismatched with fixture ballast (i.e. T12 light with T12 ballast and T8 light with T8 ballast).
Walls & Ceiling Tiles — Repair or patch holes remaining after removal of installed services or equipment.
Signage — Remove all signage and restore area to original condition.
Mailbox — Remove the exterior mailbox and cancel (and/or forward) mail delivery for the address with the U.S. Post Office so all mail delivery is forwarded.